FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-21

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/19/21 09:33:02

To: [REDACTED] (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2021-C60 *PUBLIC IO GUIDANCE*

WFCM 2021-C60 - PUBLIC NEW ISSUE

**IO GUIDANCE** $645.696 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	DBRSM/FITCH/MOODY'S	SIZE($MM)	PROCEEDS($MM)	PX GUID
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	524.043	~63.7	+110-115
X-B	AA(sf)/A-(sf)/NR	121.653	~12.3	+110a

NON-OFFERED
X-D	AA(low)(sf)/BBB+(sf)/NR	11.192

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$748,633,043
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	107
WA CUT-OFF LTV:	59.1%
WA BALLOON LTV:	55.3%
WA U/W NCF DSCR:	2.32x
WA U/W NOI DEBT YIELD:	10.0%
WA MORTGAGE RATE:	3.766%
TOP TEN LOANS %:	46.5%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	356
WA SEASONING (MOS):	2

LOAN SELLERS:	LMF(30.2%), WFB(24.2%), COLUMN(13.7%), UBS AG(11.9%), BSPRT(10.1%), LCF(9.8%)

TOP 3 PROPERTY TYPES:	RETAIL(28.5%), MULTIFAMILY(23.0%), INDUSTRIAL(15.5%)

TOP 5 STATES:	NY(20.8%), CA(18.1%), AZ(9.2%), PA(9.2%), IL(5.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	WEEK OF JULY 19, 2021
ANTICIPATED SETTLEMENT:	JULY 29, 2021

THIRD PARTY PASSWORDS

BBG:

Dealname: WFCM 2021-C60

Password: 2021C60

Intex:

Dealname: WFC21C60

Password: 8ehrioctlqt652g5z

Trepp:

Dealname: WFCM 2021-C60

Password: 2021C60

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.